Exhibit 3.33

STATE OF MISSOURI

Judith K. Moriarty
SECRETARY OF STATE

CORPORATION DIVISION

CERTIFICATE OF INCORPORATION

WHEREAS, DUPLICATE ORIGINALS OF ARTICLES OF INCORPORATION OF

NEW TOAST INC.

HAVE BEEN RECEIVED AND FILED IN THE OFFICE OF THE SECRETARY OF STATE, WHICH ARTICLES, IN ALL RESPECTS, COMPLY WITH THE REQUIREMENTS OF GENERAL AND BUSINESS CORPORATION LAW;

NOW, THEREFORE, I, JUDITH K. MORIARTY, SECRETARY OF STATE OF THE STATE OF MISSOURI, BY VIRTUE OF THE AUTHORITY VESTED IN ME BY LAW, DO HEREBY CERTIFY AND DECLARE THIS ENTITY A BODY CORPORATE DULY ORGANIZED THIS DATE AND THAT IT IS ENTITLED TO ALL RIGHTS AND PRIVILEGES GRANTED CORPORATIONS ORGANIZED UNDER THE GENERAL AND BUSINESS CORPORATION LAW.

IN TESTIMONY WHEREOF, I HAVE SET MY HAND AND IMPRINTED THE GREAT SEAL OF THE STATE OF MISSOURI, ON THIS, THE 3RD DAY OF MAY, 1994.

Judith K. Moriarty
Secretary of State

$1063.00

FILED AND CERTIFICATE OF

INCORPORATION ISSUED

MAY 3 1994

ARTICLES OF INCORPORATION

OF

NEW TOAST INC.

The undersigned, being a natural person of the age of eighteen years or more, for the purpose of forming a corporation under The General and Business Corporation Law of Missouri, does hereby adopt the following Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is: New Toast Inc.

ARTICLE TWO

The address of its registered office in the State of Missouri is 1801 North Stadium Boulevard, Columbia, Missouri 65202. The name of its registered agent at such address is Daniel J. Stubler.

ARTICLE THREE

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under The General and Business Corporation Law of the State of Missouri.

ARTICLE FOUR

Section 1. The total number of shares of stock which the Corporation shall have authority to issue is Twenty-five Million (25,000,000) shares, of which Twenty Million (20,000,000) shares shall be common stock, of the par value of Ten Cents ($.10) per share (hereinafter referred to as “Common Stock”), and Five Million (5,000,000) shares shall be preferred stock, of the par value of One Cent ($.01) per share (hereinafter referred to as “Preferred Stock”).

Section 2. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

A.	Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to The General and Business Corporation Law of Missouri (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the voting powers and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the distinctive serial designation of such series and the number of shares constituting such series, which number may be increased or decreased (but not below the number of then outstanding shares thereof) from time to time by like action of the Board of Directors;

(b) the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock, whether such dividends shall be cumulative or non-cumulative, and, if so, from which date or dates;

(c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the terms of any sinking fund or redemption or purchase account, if any, to be provided for the shares of that series;

(e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights (which voting rights may, without limiting the generality of the foregoing, include the right, voting as a series or by itself or together with other series of Preferred Stock as a class, to elect one or more Directors of the Corporation or to have one or more votes per share on any or all matters as to which a shareholder vote is required or permitted);

(g) the relative amounts, and the relative rights or priority, if any, of payment in respect of the shares of such series, which the holders of shares of that series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or in the event of a merger, distribution or sale of assets;

(h) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation as long as any shares of such series are outstanding; and

(i) any other preferences and relative participating, optional or other rights and qualifications, limitations or restrictions thereof relating to such series which are not inconsistent with law, the provisions of this Article Four or any resolution of the Board of Directors pursuant hereto.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the date from and after which dividends thereon shall cumulate, if cumulative.

The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of two-thirds (2/3) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class and without the separate vote of holders of Preferred Stock as a class (it being understood that for purposes of this Article Four, each share of the Voting Stock shall have the number of votes granted to it pursuant to this Article Four). For the purposes of subsection A of Section 2 of this Article Four: (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the Corporation entitled to vote on increasing or decreasing the number of authorized shares of Preferred Stock.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in subsection A of Section 2 of this Article Four, and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to subsection A of Section 2 of this Article Four that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

Subject to the provisions of the foregoing paragraph of this subsection A of Section 2 of this Article Four, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

B.	Common Stock

After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of subsection A of Section 2 of this Article Four), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of subsection A of Section 2 of this Article Four), and subject further to any other conditions which may be fixed in accordance with the provisions of subsection A of Section 2 of this Article Four, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

After distribution in full of the preferential amount, if any (fixed in accordance with the provisions of subsection A of Section 2 of this Article Four), to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up, of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the shareholders.

Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

Section 3. No holder of any shares of stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

ARTICLE FIVE

Section 1. Section 351.459 (as amended from time to time) of The General and Business Corporation Law of Missouri shall apply to any business combination (as defined in such law from time to time) of the Corporation with any interested shareholder (as defined in such law from time to time) of the Corporation.

Section 2. This Corporation is an “issuing public corporation” for purposes of Section 351.015 (as amended from time to time) of The General and Business Corporation Law of Missouri and any “control share acquisition,” as defined in said Section 351.015 of The General and Business Corporation Law of Missouri, of the shares of this Corporation must be made in the manner provided by Section 351.407 (as amended from time to time) of The General and Business Corporation Law of Missouri and other applicable laws.

ARTICLE SIX

Section 1. The property, business and affairs of the Corporation shall be managed and controlled by the Board of Directors. The number of directors to constitute the first Board of Directors of the Corporation is six. Thereafter the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Any change in the number of directors shall be reported to the Secretary of State of Missouri within 30 calendar days of such change, or within such other period, if any, as may then be required by law. Directors need not be shareholders of the Corporation unless the Bylaws of the Corporation require them to be shareholders.

Section 2. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, and, except as otherwise provided in these Articles of Incorporation or the Bylaws, the vote of a majority of the Directors present at a meeting at which a quorum is then present shall be the act of the Board of Directors. As used in these Articles of Incorporation, the term “whole Board of Directors” is hereby exclusively defined to mean the total number of Directors which the Corporation would have if there were no vacancies.

Section 3. The members of the Board of Directors, other than those who may be elected by the holders of any Preferred Stock or series thereof, shall be divided into three classes (to be designated as Class I, Class II and Class III), as nearly equal in number as the then total number of Directors constituting the whole Board of Directors permits, with the terms of office of one class expiring each year. With respect to the first Board of Directors, Mr. Edward J. Williams and Mr. James L. Hesburgh are hereby named as the
Class I Directors to hold office for a term expiring at the annual meeting of shareholders in 1995 and until their respective successors are duly elected and qualified or until his earlier resignation or removal; Mr. John E. Thompson and Mr. S B. Rymer, Jr. are hereby named as Class II Directors to hold office for a term expiring at the annual meeting of shareholders in 1996 and until their respective successors are duly elected and qualified or until his earlier resignation or removal; and Mr. Robert H. Deming and Mr. Daniel J. Stubler are hereby named as Class III Directors to hold office for a term expiring at the annual meeting of shareholders in 1997 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of shareholders. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

Section 4. Except for directorships created pursuant to Article Four hereof relating to the rights of holders of Preferred Stock, or any series thereof, and except for vacancies in such directorships, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of Directors, may be filled by the Board of Directors, acting by a majority of the Directors then in office, although less than a quorum, and any Directors so chosen shall hold office until the next election of the class for which such Directors shall have been chosen and until their successors shall be elected and qualified or until their respective earlier resignation or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director.

Section 5. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), any Director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds (2/3) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (it being understood that for purposes of Section 5 of this Article Six, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Four of this Certificate of Incorporation). For the purposes of Section 5 of this Article Six: (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the Corporation entitled to vote on removal of any Director or the entire Board of Directors in the manner provided in Section 5 of this Article Six (except that if the next succeeding sentence is operative, then the outstanding shares of Preferred Stock shall not be considered “Voting Stock” for purposes of Section 5 of this Article Six). Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the provisions of Section 5 of this Article Six, shall not apply with respect to the Director or Directors elected by such holders of Preferred Stock.

Section 6. As used in these Articles of Incorporation, the term “for cause” is hereby exclusively defined and limited to mean commission of a felony, or a finding by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the Director’s duty to the Corporation in a matter of substantial importance to the Corporation, where such adjudication is no longer subject to direct appeal.

Section 7. There shall be no qualifications for election as Directors of the Corporation, except that no person shall be eligible to stand for election as a Director if he has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal.

Section 8. Elections of Directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 9. Advance notice of nominations for the election of Directors other than nominations by the Board of Directors or a committee thereof shall be given to the Corporation in the manner provided in the Bylaws.

Section 10. Except as may be otherwise specifically provided in this Article Six, the term of office and voting power of each Director of the Corporation shall not be greater than nor less than that of any other Director or class of Directors of the Corporation.

Section 11. With respect to the election of directors, cumulative voting is not permitted and, thus, no shareholder entitled to vote in the election of directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the Corporation, multiplied by the number of directors to be elected at the election, for one candidate, or distribute them among two or more candidates.

ARTICLE SEVEN

Section 1. The original Bylaws of the Corporation shall be adopted in any manner provided by law.

Section 2. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation by the vote of not less than a majority of the whole Board of Directors.

Section 3. Notwithstanding any other provisions in these Articles of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that some lesser percentage may be specified by law, the shareholders of the Corporation shall also have the power, to the extent such power is at the time in question conferred on them by applicable law, to make, adopt, alter, amend or repeal the Bylaws of the Corporation only upon the affirmative vote of two-thirds (2/3) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (it being understood that for purposes of this Article Seven, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Four of these Articles of Incorporation). For purposes of this

Article Seven: (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the Corporation entitled to vote on making, adopting, altering, amending or repealing the Bylaws of the Corporation.

ARTICLE EIGHT

Section 1. The provisions of this Article Eight shall be applicable to certain Business Combinations (as hereinafter defined) and shall supersede any other provision of these Articles of Incorporation or the Bylaws of the Corporation or of law inconsistent therewith.

Section 2. In addition to any affirmative vote required by law or these Articles of Incorporation (including, without limitation, any requirement that Business Combinations be approved by the holders of a specified percentage of Preferred Stock voting separately as a class) and except as otherwise expressly provided in Section 3 of this Article Eight, any Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of at least two-thirds (2/3) or more of the Total Voting Power of the then outstanding shares of Voting Stock considered for this purpose as one class (it being understood that for purposes of this Article Eight, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Four of these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

Section 3. The provisions of Section 2 of this Article Eight shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if the Business Combination (as hereinafter defined) shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) and a majority of the whole Board of Directors.

Section 4. For the purposes of this Article Eight:

A. A “Business Combination” shall mean:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

B. A “Person” shall mean any individual, firm, corporation or other entity.

C. “Interested Shareholder” shall mean any Person (other than the Corporation or any Subsidiary or any underwriter or member of an underwriting syndicate or group with respect to a public offering of securities registered under the Securities Act of 1933) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination in question, or immediately prior to the consummation of any such transaction:

(i) is the beneficial owner, directly or indirectly, of 5 % or more of the Total Voting Power of the outstanding Voting Stock, considered for this purpose as one class; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to either the record date for the determination of Shareholders entitled to notice of and to vote on any Business Combination in question or the consummation of any such transaction, was the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the then outstanding Voting Stock, considered for this purpose as one class; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to either the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination in question or the consummation of any such transaction, beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

D. A Person shall be a “beneficial owner” of any Voting Stock:

(i) which such Person or any of its Affiliates or Associates (as hereinafter defined), directly or indirectly, through any contract, arrangement, understanding or relationship, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock; or

(ii) with respect to which such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through any contract, arrangement, understanding or relationship, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, sole or shared power to vote or to direct the voting of, or the sole or shared power to dispose or to direct the disposition of, shares of such stock, or the sole or shared right to receive or the sole or shared power to direct the receipt of dividends from or the proceeds from the sale of such stock; or

(iii) which are beneficially owned (as defined in (i) or (ii) above), directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

E. For the purpose of determining whether a Person is an Interested Shareholder pursuant to subsection C of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection D of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

F. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1991.

G. “Subsidiary” means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subsection C of this Section 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

H. “Disinterested Director” means any member of the Board of Directors who is not an Interested Shareholder or an Affiliate of an Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is not an Interested Shareholder or an Affiliate of an Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors; provided, however, that Mr. Robert H. Deming, Mr. Daniel J. Stubler, Mr. John E. Thompson, Mr. S B. Rymer, Jr., Mr. James L. Hesburgh and Mr. Edward J. Williams, and any successor of any such person who is recommended by a majority of such persons or any such successors, are hereby deemed to be “Disinterested Directors.”

I. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange—Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or closing bid quotation, as the case may be, with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

J. “Equity Security” shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1991.

K. “Voting Stock” shall mean the shares of all classes of capital stock of the Corporation entitled to vote on a Business Combination.

L. “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock.

Section 5. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article Eight, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article Eight and any interpretation approved by a majority of the Disinterested Directors shall be final and conclusive.

Section 6. Nothing contained in this Article Eight shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

ARTICLE NINE

In discharging the duties of their respective positions, the Board of Directors and/or a committee or committees of the Board of Directors and/or individual directors (referred to hereinafter collectively or individually, as the case may be, as Director or Directors) when evaluating any Acquisition Proposal (as defined below) or presenting any related matter to the shareholders of the Corporation, shall, in connection with the exercise of its or his or their judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Directors determine or the Director determines to be relevant, including without limitation:

(i) the consideration being offered in the Acquisition Proposal in relation to such Directors’ or Director’s estimate of: (a) the current value of the Corporation and/or its equity securities (or relevant portion of such equity securities) and/or its assets (or relevant portion of its assets) in a freely negotiated or independent transaction, whether in the form of a merger, consolidation, sale of assets or securities, reorganization, recapitalization, or any combination of the foregoing; (b) the current value of the Corporation and/or its equity securities (or relevant portion of such equity securities) and/or its assets (or relevant portion of its assets) if orderly liquidated in a complete or partial liquidation; (c) the future value of the Corporation and/or its equity securities (or relevant portion of such equity securities) and/or its assets (or relevant portion of its assets) over a period of years if the Corporation remained an independent entity, in each case discounted to current value at a discount rate reflective of the relevant risk or risks involved; (d) premiums over market prices for the equity securities of other corporations in similar transactions; (e) the future prospects of the Corporation, the earnings potential and growth in asset value of the Corporation over a period of years, the Corporation’s short-term and/or long-term plans and/or the likelihood of increasing or enhancing any or all of the foregoing if such short-term and/or long-term plans are achieved; (f) other alternatives that may be available to the Corporation for increasing the current of future value of the Corporation and/or its equity securities (or relevant portion of its equity securities) and/or its assets (or relevant portion of its assets); (g) opinions or advice rendered by investment bankers, appraisers and other valuation professionals retained by the Corporation with respect to such of the matters set forth in (a)-(f) above as may be relevant;

(ii) then existing political, economic and other factors bearing on security prices or asset values generally or the current market value of the Corporation’s securities or assets in particular;

(iii) whether the Acquisition Proposal might violate federal, state or local laws;

(iv) social, legal and economic effects on any or all groups affected, including, without limitation, shareholders, employees, suppliers, customers, creditors and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its businesses;

(v) the financial condition and earning prospects of the Person (as defined below) making the Acquisition Proposal including such Person’s ability to service its debt and other existing or likely financial obligations;

(vi) the competence, experience, integrity, intent and conduct (past, stated and potential) of the Person (as defined below) making the Acquisition Proposal;

(vii) the short-term and long-term interests of the Corporation, including without limitation benefits that may accrue to the Corporation from its short-term and/or long-term plans and the possibility that these interests may be best served by the continued independence of the Corporation; and

(viii) all other pertinent factors.

In considering the foregoing factors, including any other pertinent factors not listed above, such Director or Directors shall not be required, in considering the best interests of the Corporation, to regard any corporate interest or the interest of any particular group affected by such action, including, without limitation, the interests of shareholders of the Corporation, as a dominant or controlling interest or factor.

For the purposes of this Article Nine, the term “Acquisition Proposal” shall mean a proposal or offer of any Person (as defined in subsection B of Section 4 of Article Eight of these Articles of Incorporation): (a) to make a tender offer, exchange offer or other comparable offer for any equity security of the Corporation; (b) to effect a merger, consolidation, reorganization or recapitalization with or involving another Person (as defined above); (c) to effect any purchase, sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets or equity securities of the Corporation with or involving another Person (as defined above); (d) to effect a complete or partial liquidation or dissolution of the Corporation; or (e) to effect a Business Combination (as defined in subsection A of Section 4 of Article Eight of these Articles of Incorporation).

ARTICLE TEN

The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract, or in any other manner, may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws of the State of Missouri. If the laws (including, without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Missouri are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then the Corporation shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of this Article Ten and without further action by the directors or shareholders of the Corporation.

ARTICLE ELEVEN

Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person”, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the interest of such person.

ARTICLE TWELVE

The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Missouri) outside the State of Missouri at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE THIRTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation and subject to Article Fourteen of these Articles of Incorporation; provided, however, that no such amendment, alteration, change or repeal may be made except in accordance with Article Fourteen.

ARTICLE FOURTEEN

None of the provisions of Articles Four, Five, Six, Seven, Eight, Nine, Thirteen, Fifteen or this Article Fourteen may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the shareholders, of the holders of at least two-thirds (2/3) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (it being understood that for the purpose of this Article Fourteen, each share of Voting Stock shall have the number of votes granted to it pursuant to Article Four of these Articles of Incorporation), nor shall new provisions to these Articles of Incorporation be adopted or existing provisions to these Articles of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles Four, Five, Six, Seven, Eight, Nine, Thirteen, Fifteen or this Article Fourteen except upon such two-thirds (2/3) or more shareholder vote. For purposes of this Article Fourteen: (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the Corporation entitled to vote on amending, altering, changing or repealing these Articles of Incorporation or any provision thereof. Any inconsistency developing between the provisions of a Bylaw and any provisions of these Articles of Incorporation shall be controlled by these Articles of Incorporation.

ARTICLE FIFTEEN

Except as otherwise required by law and subject to the rights, if any, of the holders of Preferred Stock or any series thereof, special meetings of the shareholders of the Corporation may be called only by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors.

ARTICLE SIXTEEN

The name and place of residence of the incorporator are as follows:

Name	Residence
Daniel J. Stubler	2701 Limerick Lane Columbia, Missouri 65203

ARTICLE SEVENTEEN

The duration of the Corporation is perpetual.

IN WITNESS WHEREOF, the undersigned, Daniel J. Stubler, has executed these Articles of Incorporation as of April 27, 1994.

/s/ Daniel J. Stubler
Daniel J. Stubler, Incorporator

STATE OF MISSOURI	)
) SS.
COUNTY OF BOONE	)

I, Cynthia M. Chapman , a notary public, do hereby certify that on the 27th day of April, 1994, personally appeared before me, Daniel J. Stubler, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ Cynthia M. Chapman
Notary Public

(NOTARIAL SEAL)	FILED AND CERTIFICATE OF
My commission expires:	INCORPORATION ISSUED

CYNTHIA M. CHAPMAN Notary Public	MAY 3 1994
State of Missouri, County of Boone
My commission expires Oct. 7, 1995